EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES, RESPONDING TO MARKET CHANGES,

IMPLEMENTS MEASURES TO INCREASE REVENUE, REDUCE COSTS

Domestic capacity for August 2003 to be reduced 17 percent from pre-9/11 levels

HOUSTON, Aug. 20, 2002 - Continental Airlines (NYSE: CAL) announced today that it is implementing a series of revenue-generating and cost-saving initiatives that are designed to achieve pre-tax contributions in excess of $350 million on an annual basis when fully implemented and $80 million for the balance of 2002. These initiatives are a necessary response to the dramatic changes in the marketplace, including continued deterioration of revenue and rising fuel, insurance and security costs.

These changes will maintain Continental's industry-leading product and corporate culture, while raising new revenue and reducing costs.

The company will remove an additional 11 MD-80 aircraft from the schedule by the end of 2003, having already grounded 49 aircraft since September 2001.

Continental is implementing domestic capacity reductions that are among the largest in the industry. Domestic mainline jet capacity in August 2003, the peak month for domestic flying, will be approximately 17 percent below domestic capacity in August 2001.

For all of 2003, domestic mainline jet capacity will be reduced approximately 4 percent year over year. This decrease is in addition to the 6.5 percent already reduced in 2002 compared with 2001.

The company will continue to monitor employment levels and hopes to avoid additional furloughs through a hiring freeze, retirements, voluntary leaves and attrition.

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"These are challenging times in our industry and we need to do something now," said Continental Chairman and Chief Executive Officer Gordon Bethune. "US Airways declared bankruptcy and United is likely to soon follow. American is eliminating 7,000 jobs. While we remain committed to running a clean, safe and reliable operation, we need to do some aggressive belt tightening so we don't end up like them. We're taking action both internally and externally and all the steps we're taking today are necessary. Unless market conditions improve quickly, we'll be forced to make further changes in every aspect of our operation."

Continental continues to focus on providing products and services its customers value and are willing to pay for. In the current environment of declining air fares, Continental will retain its full-service product for higher-revenue customers, while adjusting services and fees to reflect customer demand for lower fares. These changes enable customers to select the products and services they value and are willing to pay for. These service and fee changes will be announced and implemented over the next several weeks.

Included among the more than 100 initial changes Continental is implementing are:

    Immediate assessment of a $20 fee for all domestic paper tickets from all points of sale;
    Both new and additional fees for services that low-fare customers select;
    Elimination of discounts on certain published and unpublished low-fare categories;
    Rigid enforcement of all fare rules and a new, strict policy against "waivers and favors";
    Re-bidding of many supplier contracts;
    A disciplined adherence to policies on the collection of excess baggage charges, change fees and other items;
    A further reduction of distribution costs through advanced technologies; and
    Modification of select employee programs.

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"The market is driving us to make these changes," said Continental Senior Vice President and Chief Financial Officer Jeff Misner. "We will continue to closely review every aspect of our operations and product to ensure that we meet current market demand. The initiatives announced today will not be sufficient to return the company to profitability in the existing environment."

Other cost-reducing actions Continental has taken in recent years include:

    Reduction of aircraft types from nine to four;
    Transition to the industry's newest and most fuel-efficient fleet;
    Establishment in 1996 of the efficient "rolling hub" concept at the airline's New York/Newark hub;
    Elimination of most travel agency base commissions; and
    Installation of the world's largest eTicket check-in network, with more than 640 eService Center kiosks in more than 100 cities.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax contributions from the revenue-generating and cost-reducing initiatives discussed in this press release, which will depend, among other matters, on customer acceptance and competitor actions.

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